SMITH HELMS MULLISS & MOORE, L.L.P.
                        Post Office Box 31247
                    Charlotte, North Carolina 28231
                          Tel (704)343-2000


                         November 5, 1996

CT Communications, Inc.
68 Cabarrus Avenue, East
P. O. Box 227
Concord, North Carolina 28025


Re: Registration Statement on Form S-8 Filed November 5, 1996 - 7,500 Shares of Class B Nonvoting Common Stock to be Issued Pursuant to 1996 Director Compensation Plan

Ladies and Gentlemen:

     In connection with the possible offering and sale from time to time of all or a portion of 7,500 shares of the Class B Nonvoting Common Stock of CT Communications, Inc. (the "Shares"), upon the terms and conditions set forth in the Registration Statement on Form S-8 (the "Registration Statement") filed on November 5, 1996 by the registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended, we are of the opinion that when (a) the Registration Statement shall become effective and
(b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement, the Shares will be validly authorized and legally issued, fully paid and non-assessable.

     We hereby consent to the filing of a copy of this opinion as Exhibit 5.1 of the Registration Statement.

                              Very truly yours,
                              /S/ SMITH HELMS MULLISS & MOORE, L.L.P.